                                                                     Exhibit 11

              Dairy Mart Convenience Stores, Inc. and Subsidiaries
                STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                   (in thousands, except per share amounts)

                    CALCULATION OF EARNINGS (LOSS) PER SHARE


                                                        FOR THE FIRST FISCAL
                                                           QUARTER ENDED
                                                      ---------------------

                                                        May 4,    April 29,
                                                        1996        1995
                                                      ----------  ---------


Net earnings (loss).................                  $    (393)  $   (329)
                                                      ----------  ---------

Weighted average shares.............                      5,591      5,564
Dilutive options....................                         -          -
Effect of DM Associates stock.......                     (1,220)        -
                                                      ----------  ---------
Total shares for EPS purposes.......                  $   4,371   $  5,564
- -------------------------------                       ----------  ---------

Net income (loss) per share.........                  $   (0.09)  $  (0.06)
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